Comstock Appoints former Blackstone and Citigroup Leader David Hirsh to Board of Directors RESTON, Va. — June 18, 2026 — Comstock Holding Companies, Inc. (Nasdaq: CHCI) ("Comstock" or the "Company"), a leading asset manager, developer, and operator of mixed-use, transit-oriented properties and large-scale infrastructure developments in the Washington, D.C. region, announced today that David Z. Hirsh has been appointed to its Board of Directors and will serve an initial term that expires at the Company's 2027 Annual Meeting of Stockholders. Mr. Hirsh is a seasoned real estate investor with more than 30 years of experience across all major real estate product types in most major U.S. markets. He is a former Managing Director at Blackstone Inc., where he spent approximately 16 years in the firm's Real Estate Asset Management Group until his retirement in January 2018. During his tenure at Blackstone, his responsibilities included the day-to-day oversight and strategic management of Equity Office Properties, IndCor Industrial Properties, and the LXR Hotels and Resorts portfolio, as well as several investments in the retail and senior housing sectors. Prior to joining Blackstone, Mr. Hirsh spent approximately 15 years at Citigroup Inc., including six years in real estate asset management, where he led the hotel group, and five years in corporate finance specializing in corporate real estate and project lending. Mr. Hirsh currently serves as an independent director and Chair of the Audit Committee of Seaport Entertainment Group Inc. (NYSE: SEG) and previously served on the board of directors for SILVERspac Inc. (Nasdaq: SLVR) from 2021 to 2023. He is currently an Independent Advisor to Town House Partners, a global real estate industry consulting provider, and from 2022 to 2024 served as Vice Chairman of Sterling Investors, a real estate investment firm that he joined in 2020 as a Strategic Advisor. Mr. Hirsh is also an Adjunct Professor and Vice Chair of the Advisory Board at the New York University Schack Institute of Real Estate. "We are thrilled to welcome David, an accomplished real estate leader with deep institutional investment experience to our Board," commented Christopher Clemente, Chairman and Chief Executive Officer of Comstock. "His extensive background in commercial real estate and capital markets will be an invaluable asset to our leadership team." Mr. Hirsh has been involved in several philanthropic efforts over his distinguished career, including leadership roles at non-profit organizations like the THANC Foundation and CaringKind, as well as trustee positions at Pace University and the Madison Square Park Conservancy. He earned a B.B.A. in Public Accounting from Pace University and an M.S. in Real Estate Development and Investment from New York University. "Having spent my career in institutional real estate, I have sincere appreciation for what Comstock has built and accomplished," added Mr. Hirsh. "I'm excited to join the Board and work with their dynamic leadership team to help guide the Company's continued growth." About Comstock Founded in 1985, Comstock is a leading asset manager, developer, and operator of mixed-use, transit- oriented properties and large-scale infrastructure developments in the Washington, D.C. region. With a managed portfolio comprising approximately 10 million square feet at full build-out and including Exhibit 99.1 stabilized and development assets strategically located at key Metro stations, Comstock is at the forefront of the urban transformation taking place in the fastest-growing segments of one of the nation’s best real estate markets. Comstock’s developments include some of the largest and most prominent mixed-use and transit-oriented projects in the Mid-Atlantic region, as well as multiple large- scale public-private partnership developments. For more information, please visit Comstock.com. CONTACTS: investorrelations@comstock.com publicrelations@comstock.com